Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-262262 and 333-252471), Form S-8 (File No. 333-239998), and Forms S-1 (File Nos. 333-249068 and 333-251530) of our report dated March 2, 2022 with respect to the audited financial statements of CNS Pharmaceuticals, Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 2, 2022